Exhibit 99.1

Provention Bio Announces $125 Million Term Loan Facility with Hercules Capital

RED BANK, N.J., August 31st, 2022 – Provention Bio, Inc. (Nasdaq: PRVB) (the “Company”), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated diseases, today announced that the Company has secured a term loan facility of up to $125 million with Hercules Capital, Inc. (NYSE: HTGC), a leader in customized financing for companies in life sciences.

“This term loan facility significantly strengthens our balance sheet ahead of teplizumab’s potential commercial launch and provides the Company with additional financial flexibility as we continue to work to change the landscape for patients with type 1 diabetes,” said Thierry Chauche, Chief Financial Officer of Provention Bio.

“Hercules is proud to partner with Provention Bio ahead of the potential approval and commercial launch of teplizumab,” said Bryan Jadot, Senior Managing Director and Life Sciences Group Head at Hercules Capital. “This substantial capital commitment from Hercules aims to help Provention Bio deliver on their important mission to improve the lives of people at risk for type 1 diabetes”.

The term loan facility provides for up to $125 million of term loans in the aggregate, available to be funded in up to five tranches. The first tranche in an amount equal to $25 million was drawn at closing. The Company may draw the second tranche in an amount equal to $40 million upon approval of teplizumab, subject to certain conditions. The third and fourth tranches will be available to the Company in an aggregate amount of up to $35 million, subject to satisfaction of certain conditions, including achievement of certain milestones. The availability of the fifth tranche of up to $25 million is subject to the approval of the lenders.

Jefferies acted as exclusive financial advisor to the Company on the transaction.

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company focused on advancing the development of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated diseases. The BLA for teplizumab, its lead investigational drug candidate, for the delay of progression to Stage 3 clinical type 1 diabetes in at-risk individuals has been filed by the FDA. The Company’s pipeline includes additional clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in other autoimmune diseases, including celiac disease and lupus. Visit www.ProventionBio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information:

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation F.D. Such disclosures will be included on the Company’s website in the “News” section. Accordingly, investors should monitor this portion of the Company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Forward Looking Statements:

Certain statements in this press release are forward-looking, including but not limited to, statements relating to the medical need in T1D at-risk patients, the potential commercialization of teplizumab. These statements may be identified by the use of forward-looking words such as “may” and “believe,” among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to FDA disagreeing with the Company’s interpretation of data and analysis and information in the BLA resubmission; delays in or failure to obtain FDA approvals for teplizumab or other Company product candidates and the potential for noncompliance with FDA regulations; any inability to successfully work with FDA to address its concerns and requests in a timely manner or at all during the review process for teplizumab, including any inability to provide the FDA with data, analysis or other information sufficient to support an approval of the BLA for teplizumab; any inability to satisfactorily address matters PK comparability, product quality, safety or any other FDA requirements during the BLA review process to obtain an approval of teplizumab; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; the Company’s dependence upon third parties; substantial competition; the Company’s need for additional financing and the risks listed under “Risk Factors” in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2022 and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Investor Contact:

Robert Doody, VP, Investor Relations

rdoody@proventionbio.com

484-639-7235

Media Contact:

Kaelan Hollon, VP, Corporate Communications

khollon@proventionbio.com

202-421-4921